Exhibit (h)(3)(xvii)

AMENDMENT TO OPERATING EXPENSES AGREEMENT

This Amendment to the Operating Expenses Agreement (this "Amendment"), effective as of April 30, 2020, is made by and between Matthews International Funds (the "Trust") and Matthews International Capital Management, LLC ("Matthews," and together with the Trust, the "Parties").

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Operating Expenses Agreement, dated as of November 4, 2003, as amended August 12, 2005, August 11, 2006, April 23, 2007, September 15, 2008, November 30, 2009, May 19, 2011, November 30, 2011, April 30, 2013, May 1, 2014, April 30, 2015, November 30, 2015, April 29, 2016, April 28, 2017 and November 30, 2017 by and between the Trust and Matthews (the "Agreement").

WITNESSETH THAT:

WHEREAS, the Parties originally entered into the Agreement to limit the Funds' Operating Expenses; and

WHEREAS, the Parties wish to amend Appendix A of the Agreement to provide for (i) the addition of one separate series of the Trust with an initial term until April 30, 2021; (ii) the reduction in the Expense Cap of certain Funds; (iii) the renaming of one existing series of the Trust; and (iv) the removal of one series of the Trust that was liquidated effective March 29, 2019.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties hereto, intending to be legally bound, do hereby agree as follows:

a)The addition of the Matthews Emerging Markets Equity Fund, the renaming of the Matthews Asia Total Return Bond Fund (formerly the Matthews Asia Strategic Income Fund) and the removal of the Matthews Asia Focus Fund on the attached amended Appendix A.

b)Paragraph 5 of the Agreement is hereby amended in its entirety to read as follows:

5.Term. This Agreement shall become effective on the date specified herein and shall remain in effect until August 31, 2004, unless sooner terminated as provided in Paragraph 6 of this Agreement. This Agreement shall continue in effect thereafter for additional periods not exceeding one (1) year so long as such continuation is approved for each Fund at least annually by the Board of Trustees of the Trust (and separately by the disinterested Trustees of the Trust); provided, however, that the Expense Cap specified in Appendix A attached hereto is effective as of May 1, 2014 with respect to the Matthews Asia Total Return Bond Fund and shall remain in effect until April 30, 2017, unless earlier terminated in accordance with Paragraph 6 hereof, renewable thereafter for additional periods not exceeding one (1) year so long as such continuation is approved for such Fund at least annually by the Board of Trustees of the Trust (and separately by the disinterested Trustees of the Trust); and provided, further, that the Expense Cap specified in Appendix A attached hereto is effective as of April 29, 2016 with respect to the Matthews Asia Credit Opportunities Fund and shall remain in effect until April 30, 2018 unless earlier terminated in accordance with Paragraph 6 hereof, renewable thereafter for additional periods not exceeding one (1) year so long as such continuation is approved for such Fund at least annually by the Board of Trustees of the Trust (and separately by the disinterested Trustees of the Trust); and provided, further, that the Expense Caps specified in Appendix A attached hereto are effective as of April 30, 2020 with respect to the Funds other than the Matthews Asia Credit Opportunities Fund and the Matthews Asia Total Return Bond Fund and shall remain in effect until April 30, 2021 unless earlier terminated in accordance with Paragraph 6 hereof, renewable thereafter for additional periods not exceeding one (1) year so long as such continuation is approved for such Funds at least annually by the Board of Trustees of the Trust (and separately by the disinterested Trustees of the Trust).

c) The Agreement will otherwise remain in full force and effect.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment, including the amended Appendix A attached hereto, to be signed by their duly authorized officers as of the date set forth below.

MATTHEWS INTERNATIONAL FUNDS MATTHEWS INTERNATIONAL CAPITAL MANAGEMENT, LLC

By:	/s/ John P. McGowan	By:	/s/ William J. Hackett
Name: John P. McGowan		Name: William J. Hackett
Title:	Vice President and Secretary	Title:	Chief Executive Officer
Date:	April 29, 2020	Date:	April 29, 2020

Appendix A

(updated April 30, 2020)

FundExpense CapEffective Date

Matthews Asian Growth and Income Fund
Matthews Asia Dividend Fund
Matthews China Dividend Fund
Matthews Asia Growth Fund
Matthews Pacific Tiger Fund
Matthews Emerging Asia Fund
Matthews Asia Innovators Fund (formerly known as the Matthews Asia Science and Technology Fund)
Matthews China Fund
Matthews India Fund
Matthews Japan Fund
Matthews Korea Fund
Matthews Asia Small Companies Fund
Matthews Asia ESG Fund
Matthews Asia Value Fund
Matthews China Small Companies Fund
∙ Institutional Class	1.20%	April 30, 2020
∙ Investor Class	(1.20+X)%1	April 30, 2020

Matthews Asia Total Return Bond Fund (formerly known as the Matthews Asia Strategic Income Fund)

∙ Institutional Class	0.90%	May 1, 2014
∙ Investor Class	(0.90+X)%1	May 1, 2014
Matthews Asia Credit Opportunities Fund
∙ Institutional Class	0.90%	April 29, 2016
∙ Investor Class	(0.90+X)%1	April 29, 2016
Matthews Emerging Markets Equity Fund
∙ Institutional Class	0.90%	April 30, 2020
∙ Investor Class	(0.90+X)%1	April 30, 2020

1With respect to the Institutional Class, Matthews will first reduce the "Class Specific Expenses" and then, to the extent necessary, further reduce "All Other Expenses" to limit the total Operating Expenses of the Institutional Class to the Expense Cap. With respect to the Investor Class, Matthews will reduce the same amount (in annual percentage terms) of "All Other Expenses" reduced for the Institutional Class without first reducing any Class Specific Expenses of the Investor Class. As used herein, the "Class Specific Expenses" of a Class means the

Operating Expenses of that Class that are specific to that Class, including, without limitation, intermediary fees; and

"All Other Expenses" of a Class means all Operating Expenses other than the Class Specific Expenses of that Class. All Other Expenses are the same in annual percentage terms for both the Institutional Class and the Investor Class of the same Fund. With respect to the expense cap for the Investor Class of a Fund, "X" represents the sum of (i) the amount (in annual percentage terms) of the Class Specific Expenses incurred by the Investor Class that exceed those incurred by the Institutional Class; and (ii) the amount (in annual percentage terms) of the Class Specific Expenses reduced for the Institutional Class and not the Investor Class.